Exhibit 99.1

NEWS RELEASE

Contacts:	Garry P. Herdler – Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Announces Limited Waiver under Credit Facility

Bensalem, Pennsylvania, January 30, 2009:

Orleans Homebuilders, Inc. (AMEX: OHB) announced on January 30, 2009 that it had received a limited waiver from its lenders under the Company’s Second Amended and Restated Revolving Credit Line Agreement (the “Credit Facility”).  The effect of this waiver is to provide a period during which certain covenants in the Credit Facility are waived through and including February 6, 2009, which includes a waiver of a breach of a covenant related to the Company’s outstanding borrowings exceeding its then available borrowing base.

The Company has been engaged in discussions with its lenders regarding an amendment to the Credit Facility and has agreed in principal with certain lenders to the terms of such an amendment.  The terms agreed upon in principal will have the effect of increasing the Company’s ability to borrow under the Credit Facility and will modify certain covenants through maturity.  Currently, the Company anticipates completing and executing the formal documentation for that amendment prior to the termination of the waiver period.  While the Company currently anticipates that the formal documentation for the amendment will be completed and executed prior to the termination of the waiver period, there can be no assurance that the Company will be able to do so or be able to do so on terms acceptable to the Company.

Jeffrey P. Orleans, Chief Executive Officer, stated that “The current homebuilding environment is a challenging one; however, we are managing through it.  Thanks to the support of our lender group, we obtained this limited waiver and are in the process of completing an amendment which will assist us in managing our business appropriately.”

The Company currently anticipates having its second quarter earnings call and filing its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008 on or before Monday, February 16, 2009.  A formal announcement of the second quarter earnings call date and time will follow.

Orleans Homebuilders, Inc. is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated amendments to the Company’s Credit Facility and the anticipated execution of formal documentation of an amendment.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to successfully negotiate and enter into an amendment to its Credit Facility prior to the expiration of the waiver period on acceptable terms or at all.  These risks and uncertainties include the conditions in the credit markets, the reaction of the Company’s lenders to a request for an amendment to the Credit Facility, local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key

employees and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 and Quarterly Report filed on Form 10-Q for the fiscal quarter ended September 30, 2008 filed with the SEC.